Exhibit 99.1

UMH PROPERTIES, INC. FIRST QUARTER 2026 OPERATIONS UPDATE

FREEHOLD, NJ, April 1, 2026 ……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on the first quarter 2026 operating results:

1.	During the quarter, we converted 146 new homes from inventory to revenue generating rental homes. UMH now owns approximately 11,200 rental homes with an occupancy rate of 94.6%.

2.	We achieved gross home sales revenue of $7.2 million for the quarter compared to $6.7 million in the same period last year, representing an increase of 8%.

3.	Total occupancy increased by 184 units during the first quarter to 87.7%. Same property occupancy increased by 171 units during the first quarter and 412 units over the same period last year to 89%.

4.	Our occupancy gains and rent increases achieved throughout 2025 and to date in 2026 have increased our April 2026 rental and related charges by approximately 10% over April 2025. Year-to-date, our monthly charges have increased by 4%, or $701,000. Same Property Rental and related charges increased by 9.3% over last year.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “UMH had a strong start to the year. Our communities continue to experience robust demand, which is translating into improved occupancy rates, increased sales and significant revenue growth. The fundamentals of our business remain strong, and we should continue to see meaningful improvements in our results throughout the remainder of the year.

“During the first quarter, we were able to convert 146 homes from inventory to revenue generating rental homes. Rental home occupancy improved by 80 basis points from 93.8% in the fourth quarter to 94.6% today. Additionally, we generated an 8% increase in sales over the same period last year. These items increased overall occupancy by 171 units during the quarter.

“We currently have 88 homes on site and ready for occupancy with another 405 homes currently being set up. This inventory will allow us to drive additional occupancy, revenue growth and sales volume in the second quarter of 2026 and beyond.

“We continue to make progress enhancing our operations. We have a best-in-class operating platform. In addition, we are planning to roll out our AI leasing agents, which should enhance our ability to service the needs of prospective tenants. We are confident that the investments we have made in our portfolio will lead to continued earnings per share growth in the quarters to come. We are proud of our results and commend our team for their hard work.

“We look forward to reporting our full first quarter results on April 30, 2026.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the first quarter ended March 31, 2026. UMH’s final first quarter results will be released on Thursday, April 30, 2026, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Friday, May 1, 2026, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Nelli Madden

732-577-4062